UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2013

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, April 30, 2013 at 10:00 a.m., Eastern Time, at the Cheer Building, located at the company’s headquarters, 1450 Beason Street, Baltimore, Maryland, for the following purposes:

1. To elect ten directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To approve, on an advisory basis, our executive compensation;

3. To approve our executive incentive compensation plan; and

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees to the Board of Directors, “FOR” the approval of our executive compensation, “FOR” the approval of our executive incentive compensation plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 28, 2013 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for ten days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by indicating so on the proxy card or other voting instruction form that you have received. If you are a stockholder of record as of February 28, 2013, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

Kevin A. Plank
Chairman of the Board of Directors, Chief Executive Officer and President

Baltimore, Maryland

March 15, 2013

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 30, 2013

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Tuesday, April 30, 2013, at 10:00 a.m., Eastern Time, at the Cheer Building, located at the company’s headquarters, 1450 Beason Street, Baltimore, Maryland. We expect to first send or give to stockholders this Proxy Statement, together with our 2012 Annual Report to Stockholders, on approximately March 21, 2013.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company. All shares and per share amounts included in this Proxy Statement have been adjusted to reflect the company’s two-for-one stock split that was effective on July 9, 2012.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2012 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 30, 2013

Our Proxy Statement and 2012 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 28, 2013, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 84,073,803 shares of Class A Stock and 20,975,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation, the approval of our executive incentive compensation plan and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted at the Annual Meeting or for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the ten nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation, “FOR” the approval of our executive incentive compensation plan and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory approval of our executive compensation and the approval of our executive incentive compensation plan are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2012 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 28, 2013. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	20,975,200		20,975,200	20.0%	71.4%
Byron K. Adams, Jr. (5)(6)	16,473	1,528	18,001	*	*
Douglas E. Coltharp (6)	42,000	17,928	59,928	*	*
Anthony W. Deering (6)	20,200	9,538	29,738	*	*
A.B. Krongard (6)	34,570	17,928	52,498	*	*
William R. McDermott (6)	0	17,928	17,928	*	*
Eric T. Olson (6)	0		0	*	*
Brenda Piper (6)	0		0	*	*
Harvey L. Sanders (6)	87,000	17,928	104,928	*	*
Thomas J. Sippel (6)(7)	0	17,928	17,928	*	*
Brad Dickerson (8)	0	106,000	106,000	*	*
Kip J. Fulks (9)	90,200	43,000	133,200	*	*
Henry B. Stafford (10)	53,760	56,500	110,260	*	*
Karl-Heinz Maurath (11)	0		0	*	*
All Executive Officers and Directors as a Group (6)(12)	21,329,940	570,206	21,900,146	20.8%	71.7%
5% Stockholders
BlackRock, Inc. (13)	6,818,584		6,818,584	6.5%	2.3%
Fidelity Management & Research Company (14)	11,648,127		11,648,127	11.1%	4.0%
Waddell & Reed Financial, Inc. (15)	6,661,926		6,661,926	6.3%	2.3%

*	Less than 1% of the shares.
(1)	Restricted share units, or RSUs, are not included pursuant to SEC disclosure rules because the shares are not issued until vesting.
(2)	The percentage of outstanding figure takes into account the 20,975,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, 1.1%, BlackRock, Inc., 8.1%, Fidelity Management & Research Company, 13.9%, Waddell & Reed Financial, Inc., 7.9%.

(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.
(4)	Includes 200 shares of Class A Stock and 19,632,050 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust, 97,500 shares of Class B Stock held by Mr. Plank’s charitable foundation and 1,245,450 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 20,975,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 20,975,000 shares of Class A Stock into which the Class B Stock may be converted. Does not include any RSUs with performance based vesting.
(5)	Does not include RSUs for 67,500 shares, 20,091 deferred stock units earned by Mr. Adams for his service as a non-management director prior to being hired by the company in October 2011, and any RSUs with performance based vesting.
(6)	Does not include deferred stock units, or DSUs, or RSUs held by directors. The RSUs for each director (with the exception of Admiral Olson and Ms. Piper) vest in full on the date of the 2013 Annual Meeting of Stockholders. For Admiral Olson and Ms. Piper, the RSUs for 1,323 shares vest on the date of the 2013 Annual Meeting of Stockholders and for 2,117 shares vest in three equal annual installments beginning on July 1, 2013. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Douglas E. Coltharp	21,181.05	1,525.78
Anthony W. Deering	22,211.23	1,525.78
A.B. Krongard	25,634.87	1,525.78
William R. McDermott	23,295.79	1,525.78
Eric T. Olson	0	3,439.90
Brenda Piper	0	3,439.90
Harvey L. Sanders	24,104.38	1,525.78
Thomas J. Sippel	21,181.05	1,525.78

(7)	Does not include 1,245,450 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note 4 above).
(8)	Does not include stock options for 42,000 shares exercisable more than 60 days from the Record Date and any RSUs with performance based vesting.
(9)	Does not include stock options for 93,000 shares exercisable more than 60 days from the Record Date and any RSUs with performance based vesting.
(10)	Includes 40,000 restricted shares. Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power. Does not include stock options for 85,000 shares exercisable more than 60 days from the Record Date and any RSUs with performance based vesting.
(11)	Does not include RSUs for 50,000 shares and any RSUs with performance based vesting.
(12)	Includes shares shown as beneficially owned by the directors and executive officers as a group (16 persons). Includes 40,000 restricted shares. Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power. Does not include stock options for 280,000 shares exercisable more than 60 days from the Record Date, RSUs for 117,500 shares and any RSUs with performance based vesting.
(13)	According to their report on Schedule 13G, as of December 31, 2012, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 6,818,584 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote and sole power to dispose of all of these shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(14)	According to their report on Schedule 13G, as of December 31, 2012, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 11,648,127 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 220,056 shares and no power to vote 11,428,071 shares, and sole power to dispose of all of these shares. The principal business address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(15)	According to their report on Schedule 13G, as of December 31, 2012, Waddell & Reed Financial, Inc., and certain affiliates of Waddell & Reed Financial, Inc., were deemed to beneficially own in the aggregate 6,661,926 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote and sole power to dispose of all of these shares. The principal business address of WDR is 6300 Lamar Avenue, Overland Park, Kansas 66202.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are ten nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Identifying and Evaluating Director Candidates” below.

Ten directors will be elected at the 2013 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, Chairman of the Board, Chief Executive Officer and President of Under Armour, Inc., age 40, is the founder of Under Armour and has served as our Chairman of the Board of Directors and Chief Executive Officer since 1996 and as our President from 1996 to July 2008 and since August 2010. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, leader and controlling stockholder since our inception in 1996 and the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Byron K. Adams, Jr., Chief Performance Officer of Under Armour, Inc., age 58, has been a director of Under Armour since September 2003 and our Chief Performance Officer since October 2011 with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Prior to joining our company, Mr. Adams founded and was a managing director of Rosewood Capital, LLC from 1985 to September 2011. Rosewood Capital was a private equity firm focused on consumer brands that, through its affiliates, was the institutional investor in our company prior to our initial public offering. At Rosewood Capital, Mr. Adams was primarily responsible for assisting management teams in the development of their business strategies and organizations.

Mr. Adams’ qualifications to serve on our Board include his 26 years of experience with the private equity firm Rosewood Capital which invested in and advised consumer growth companies, and his most recent experience as a senior executive at our company with significant leadership responsibility including developing company-wide business strategy.

Douglas E. Coltharp, Executive Vice President and Chief Financial Officer, HealthSouth Corporation, age 51, has been a director of Under Armour since December 2004. Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Within the past five years, Mr. Coltharp served on the Board of Directors of Rue 21, Inc. and Ares Capital.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation.

Anthony W. Deering, former Chief Executive Officer and Chairman, The Rouse Company, age 68, has been a director of Under Armour since August 2008. Mr. Deering is Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously had served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves as Lead Independent Director on the Boards of the T. Rowe Price Mutual Funds (includes 62 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Within the past five years, Mr. Deering served on the Board of Directors of Vornado Realty Trust.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company, The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for seven years as Chief Executive Officer and Chairman of the Board.

A.B. Krongard, former Chief Executive Officer and Chairman, Alex.Brown, Incorporated, age 76, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation and nominating and corporate governance committees and serves on the Board of Directors of Apollo Global Management and is a member of its audit committee. Within the past five years, Mr. Krongard served on the Board of Directors of PHH Corporation.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

William R. McDermott, Co-Chief Executive Officer and Executive Board Member, SAP AG, age 51, has been a director of Under Armour since August 2005. Since February 2010, Mr. McDermott has served as the Co-Chief Executive Officer and Executive Board Member of SAP AG. Prior thereto, he served as President of Global Field Operations and Executive Board Member of SAP AG and as Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation committee. Within the past five years, Mr. McDermott served on the Board of Directors of PAETEC Holding Corp.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP AG, as Co-Chief Executive Officer and Executive Board Member.

Eric T. Olson, Admiral, U.S. Navy (Retired) and former Commander, U.S. Special Operations Command, age 61, has been a director of Under Armour since July 2012. Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver

Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.

Brenda Piper, Chief Marketing Officer, Animation, Young Adults & Kids Media Group, Turner Broadcasting System, Inc., age 48, has been a director of Under Armour since July 2012. Since 2007, Ms. Piper has served as Chief Marketing Officer, Animation, Young Adults & Kids Media Group of Turner Broadcasting System, Inc. Prior thereto, Ms. Piper served as Senior Vice President of Integrated Marketing and Promotions for Nickelodeon, MTVN Kids and Family Group from 2006 to 2007, as Vice President of Consumer Marketing for VH1 from 2004 to 2006 and as Vice President of Affiliate Marketing, Entertainment Group for MTV Networks from 2002 to 2004. Prior to joining MTV Networks, Ms. Piper served as Executive Director of Marketing and Special Events for ABC Radio Networks from 1999 to 2002 and served in various strategic consumer marketing and product development management positions for Frito-Lay and Pepsi-Cola, both divisions of Pepsi-Co from 1995 to 1999. Ms. Piper also served as a marketing and financial executive for Mobil Oil in its consumer retail and distribution businesses from 1990 to 1995.

Ms. Piper’s qualifications to serve on our Board include her extensive consumer marketing leadership experience with leading U.S. brands.

Harvey L. Sanders, former Chief Executive Officer and Chairman, Nautica Enterprises, Inc., age 63, has been a director of Under Armour since November 2004. Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

Thomas J. Sippel, Partner, Gill Sippel & Gallagher, age 66, has been a director of Under Armour since July 2001. Mr. Sippel is a partner of the law firm Gill Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

Mr. Sippel’s qualifications to serve on our Board include his 38 years of experience as a corporate lawyer advising businesses, including our company in its early stages of growth and development.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has ten members. Eight directors are non-management directors, with more than two-thirds of our Board being independent directors. In July 2012, the Board of Directors appointed Eric T. Olson and Brenda Piper as new independent directors on our Board.

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 20% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All of our Directors then serving on the Board attended the 2012 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Senior Director of Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Senior Director of Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

In November 2011, the Board adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the CEO, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years and non-management directors within three years. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investor Relations-Governance.”

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to these roles in 2012. We anticipate these persons will be in compliance with the guidelines within the required time frame.

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of $26,000, which was his approximate salary when he founded the company. He owns 20,975,200 shares of stock valued at more than $1 billion as of the February 28, 2013 record date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that the following seven directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Douglas E. Coltharp, Anthony W. Deering, A.B. Krongard, Eric T. Olson, Brenda Piper, William R. McDermott and Harvey L. Sanders. The Board considered the following relationships when determining the independence of directors.

Mr. McDermott is the Co-Chief Executive Officer and Executive Board member of SAP AG. The company has a standard industry license agreement for SAP software. In 2012, we paid approximately $1.9 million to SAP in connection with the licensing of this software and related support services, or approximately one hundredth of one percent of SAP’s 2012 worldwide revenues of over €16.2 billion. In 2012, we entered into an additional license agreement for SAP software for approximately $3.5 million payable in 2013. The Board has determined that this relationship is an insignificant relationship that has no effect on Mr. McDermott’s independence.

Ms. Piper is the Chief Marketing Officer for the Animation, Young Adults & Kids Media division of Turner Broadcasting. In 2012, we paid approximately $635,000 for advertising on all Turner owned or managed media. Turner Broadcasting, together with HBO, comprises the networks segment of Time Warner, and this segment reported net revenues for 2012 of approximately $14.2 billion. Thus, the payment for advertising represents less than one hundredth of one percent of these revenues. The Board has determined that this relationship is an insignificant relationship that has no effect of Ms. Piper’s independence.

Kevin Plank, our Chairman of the Board, Chief Executive Officer and President, and Byron K. Adams, Jr., our Chief Performance Officer, are not independent because they are members of management. Our Board has determined that Mr. Sippel is not independent because he provides certain personal legal services to Kevin Plank. The amount of fees paid to Mr. Sippel’s firm by Mr. Plank for these legal services in 2012 was less than $100,000.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2012, there were 8 meetings of the Board. In 2012, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2012 for each of these committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
Douglas E. Coltharp	X		X
Anthony W. Deering	X	X
A.B. Krongard	*X
William R. McDermott			*X
Eric T. Olson			X
Brenda Piper		X
Harvey L. Sanders		*X
Total Meetings in 2012	8	6	4

*	Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.uabiz.com, under “Investor Relations-Governance.” The Board has determined that each member of these committees is independent under NYSE listing standards.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2012 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent and “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In November 2011, the committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. This consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the consultant competitive market data on compensation for executives, including the design of our incentive plans, to assess generally the competitiveness of our executive compensation in 2011. The competitive market data was based on a peer group and Towers Watson’s published industry survey data. The committee has not relied on the consultant to determine or recommend the amount or form of executive compensation.

In 2012, the company retained Towers Watson to provide additional consulting services to the company. Towers Watson assisted management with the design and administration of an employee engagement survey in late 2012 and early 2013. The fees paid for these services were well below the $120,000 level at which disclosure is required under the SEC’s rules. Management chose Towers Watson to provide these services following a competitive request-for-proposal process. Management does not believe these limited services impact Towers Watson’s ability to provide independent advice to the Compensation Committee or otherwise raise any conflict of interest. The committee approved the engagement of Towers Watson for these additional services.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2012 is included under the “Compensation Committee Report” section of this Proxy Statement.

A description of the compensation program for our non-management directors, including updates to the program for 2013, is included under the “Compensation of Directors” section of this Proxy Statement. In 2012, at the request of the Compensation Committee Chairman, management researched director compensation practices of competitor companies and reviewed the data with the committee. The committee also reviewed a published third party survey on public company director compensation practices.

In 2012, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Senior Director of Risk Management conducted a risk assessment of our compensation policies and practices for all employees and this assessment was reviewed by the committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our chief executive officer and other senior executive positions.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement. The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, age 76, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. The committee may use the services of a third party search firm to assist it in identifying and screening candidates.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Admiral Olson and Ms. Piper were elected to the Board in July 2012. Mr. Krongard, our independent Lead Director, recommended Admiral Olson for consideration by the Corporate Governance Committee. A third party search firm recommended Ms. Piper for consideration by the Corporate Governance Committee.

Compensation of Directors

Retainers and Meeting Fees

The compensation arrangement for non-management directors during 2012 was as follows:

Annual Retainer for each Director	$40,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$15,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability.

Updates to Retainers and Meeting Fees for 2013

The current arrangement for retainers and meeting fees has been in place since 2010. The Compensation Committee reviewed director compensation in 2012. For further discussion of this review, see “Board Meetings and Committees-Compensation Committee” above. This review indicated that a growing number of public companies in recent years have eliminated meeting fees as an element of director compensation and increased annual retainers based on the greater communication and work happening between regularly scheduled Board meetings. Following this review, the committee recommended and the Board approved for 2013 an increase in the annual retainer for each director from $40,000 to $55,000 and the elimination of meeting fees for meetings of the Board and the Board’s standing committees. Based on the recent trends with the number of Board and committee meetings, we believe this change will not result in a material change to the overall compensation paid to directors and that our director compensation will remain in line with director compensation in our industry. The committee also recommended and the Board approved an increase in the retainer for the Lead Director from $15,000 to $25,000 based on the significant responsibilities and leadership duties of this position.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•

An annual award of restricted stock units valued (on the grant date) at $75,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table below sets forth information concerning the compensation of our non-management directors for 2012. Admiral Olson and Ms. Piper joined our Board in July 2012 and received pro-rated annual retainers and pro-rated annual equity awards.

Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Douglas E. Coltharp	62,000	75,000	137,000
Anthony W. Deering	64,500	75,000	139,500
A.B. Krongard	89,500	75,000	164,500
William R. McDermott	60,500	75,000	135,500
Eric T. Olson	23,500	162,500	186,000
Brenda Piper	24,000	162,500	186,500
Harvey L. Sanders	66,000	75,000	141,000
Thomas J. Sippel	46,500	75,000	121,500

(1)	Non-management directors may elect to defer compensation into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received for those directors who made this election.

Name	2012 Cash Deferred ($)	Deferred Stock Units
Douglas E. Coltharp	40,000	812.95
Anthony W. Deering	40,000	812.95
A.B. Krongard	70,000	1,422.65
William R. McDermott	50,000	1,016.19
Harvey L. Sanders	52,500	1,067.00
Thomas J. Sippel	40,000	812.95

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the stock awards granted in 2012. Each non-management director, with the exception of Admiral Olson and Ms. Piper, held restricted stock units for 1,526 shares as of December 31, 2012. Admiral Olson and Ms. Piper were each appointed to the Board in July 2012 and received a pro-rated annual restricted stock unit award with the grant date fair value of $62,500 and a restricted stock unit award for new directors with a grant date fair value of $100,000. As a result, Admiral Olson and Ms. Piper each held restricted stock units for 3,440 shares as of December 31, 2012. Each of the non-management directors also held 8,964 fully vested stock options as of December 31, 2012, with the exception of Mr. Deering who held 4,769 stock options, and Admiral Olson and Ms. Piper who do not hold any stock options. Beginning in 2010 we no longer included stock options in our director compensation program.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2012 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2012

For 2012 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers for 2012 was directly tied to the financial performance of our company, primarily through:

•	our annual incentive plan with awards earned based on our financial performance in 2012, and

•

our annual performance based restricted stock unit awards for 2012 with vesting tied to our financial performance in 2013 and 2014, continuing our practice which began in 2009 of making our annual equity awards performance based.

Our performance for 2012 was strong across all measures considered under our annual incentive plan:

•	Net revenues were $1.835 billion, an increase of 25% over 2011, and well above the revenue level of $1.7 billion required to be eligible for incentive awards under the plan.

•	Operating income was $209 million, an increase of 28% over 2011, and well above the operating income level of $187 million required to be eligible for incentive awards under the plan.

•	Operating income percentage was 11.4%, a 30 basis point improvement over 2011, and at the target level set for incentive awards under the plan.

The performance targets for the restricted stock unit awards granted in 2012 were set at levels that management and the Compensation Committee believed would ensure that the awards vest only following meaningful operating income growth in 2013 and 2014.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe contribute to a reasonable compensation program include:

•	no pension or supplemental retirement plan;

•	no company contributions to our deferred compensation plan in 2012 for any executive officer;

•	limited other benefits for these executives;

•	no employment agreements (other than an agreement for Mr. Maurath, our President of International as required under local law); and

•	limited severance protections, with the protections primarily following a change in control and a termination without cause or for good reason (generally referred to as “double trigger”).

In 2011 we adopted stock ownership guidelines for our executives designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders. Our executive incentive compensation plan being presented for stockholder approval at this year’s stockholders meeting (see Proposal 3 later in this Proxy Statement) includes a new “clawback” provision requiring our company to seek to recover awards under this plan for improper conduct as required under applicable law. Finally, we prohibit hedging of Under Armour shares and no director or executive officer has any shares pledged as security.

Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders we held an advisory vote on executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved the “say on pay” resolution presented at our 2012 Annual Meeting of Stockholders, with more than 96% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote.

Objectives of our compensation program and what our compensation program is designed to reward

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues, operating income and operating efficiency (as measured by our income from operations as a percentage of our net revenues), primarily through our annual incentive plan and our performance based equity awards, and for generating positive returns for our stockholders, primarily through our equity awards.

Elements of our compensation

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with vesting tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2012 for any executive officers.

Compensation Committee review process

In late 2012 and again in early 2013, in conjunction with the approval of the 2012 annual incentive plan awards and 2013 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2010 through 2012;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2012;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted shares and unrestricted shares held at the end of 2012;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2012 in conjunction with the approval of 2012 salaries and annual equity awards for executive officers.

In November 2011, the Compensation Committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. The committee obtained from Towers Watson competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation in 2011. The competitive market data was based on a peer group and published industry survey data from Towers Watson’s Retail/Wholesale Executive Compensation Database. The peer group was developed by management based on publicly traded companies within the apparel, footwear and sporting goods industries, and excluded companies with revenues considerably larger than our revenues. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group: Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Big 5 Sporting Goods Corporation, Coach, Inc., Columbia Sportswear Company, Deckers Outdoor Corporation, Dick’s Sporting Goods, Inc., The Finish Line, Inc., Foot Locker, Inc., Guess?, Inc., lululemon athletica inc., Quiksilver, Inc., Skechers U.S.A., Inc., Urban Outfitters, Inc., The Warnaco Group, Inc. and Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program and determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the Committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. These executives, including our Chief Financial Officer, as well as our Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the restricted stock unit awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Determining amounts of compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual performance based equity awards as discussed below.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2012 for certain executive officers, including for our Chief Financial Officer Mr. Dickerson. Mr. Dickerson’s salary increased from $400,000 in 2011 to $460,000 in 2012, based in part on Mr. Dickerson’s continued strong performance in 2011 driving improved financial discipline and planning for our business, highlighted by a 45% increase in our operating income from 2010 to 2011 and a 50 basis point improvement in our operating income percentage from 10.6% in 2010 to 11.1% in 2011. The committee also desired to bring Mr. Dickerson’s salary more in line with other senior executives at our company.

In 2012, Mr. Maurath joined our company as our President of International with responsibility for all international businesses of our company. We negotiated his salary of $400,000 with him prior to his joining our company based on his then current salary and the significant level of responsibility for his position and in consultation with the Chairman of the Compensation Committee. The committee then approved his salary.

Annual Incentive Award

Plan Design and Performance Measures

We have an annual incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered for 2012 were net revenues and profitability.

•	Net Revenues

For 2012, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2012, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

•	Profitability

In addition, our 2012 plan included a certain minimum income from operations growth for 2012 and levels of income from operations as a percentage of net revenues, or operating income percentage. Assuming the minimum net revenue and income from operations levels were achieved, annual incentive award amounts would vary based on our operating income percentage for 2012, which includes the impact of the incentive awards. Operating income measures were included to ensure that management was operating the business in a profitable manner.

•	Other Performance Measures

Our annual incentive plan for 2012 was based primarily on the overall company performance measures described above. For executives in charge of certain business units, including Mr. Stafford who had responsibility for our U.S. wholesale apparel and accessories business and our retail business, 50% of their incentive award was tied to the performance of their respective business units based primarily on the net revenue growth and profitability of the business units that when combined with the other business units form the consolidated measures discussed above.

Below is a summary of the primary performance measures considered in our annual incentive plan for 2012:

2012 Net Revenues required to be eligible for an award	$1.7 billion (15% increase from 2011)

2012 Operating Income required to be eligible for an award	$187 million (15% increase from 2011)

2012 Operating Income Percentage Targets

11.3%— Threshold (as compared to 11.1% in 2011)

11.4%— Target

11.5%— Stretch

The higher operating income percentage targets must include the funding for higher incentive award amounts. As a result, the company must otherwise increase operating income by approximately 6-7% to move from the threshold to target level, and another 6-7% to move from the target to stretch level, in order to fund higher incentive award amounts and achieve a higher operating income percentage.

Our annual incentive plan for 2012 also considered our inventory efficiency because of the continued significance of inventory management to our financial condition and our operating efficiency. We measured our inventory efficiency through our forward inventory turn. Forward inventory turn is a measure indicating the number of times we anticipate selling and replacing our inventory during the following year. A higher inventory turn is a general indicator of a more efficient business. Annual incentive award eligibility could be adjusted down based on our failure to achieve a 3.0 forward inventory turn. The award could be reduced up to 10% if we achieved only a 2.9 forward inventory turn, and up to 20% if we achieved only a 2.8 or lower forward inventory turn.

Incentive Award Levels

For 2012, the Compensation Committee set the following award levels under our annual incentive plan:

	Threshold (33.3% of Target)	Target	Stretch (167% of Target)

Chief Executive Officer	$ 500,000	$1.5 million	$2.5 million

Chief Financial Officer Chief Operating Officer	20% of annual salary	60% of annual salary	100% of annual salary

Senior Vice President, Apparel, Outdoor & Accessories	15% of annual salary	45% of annual salary	75% of annual salary

The Compensation Committee increased the stretch amount under the incentive plan for our CEO Mr. Plank from $2.0 million for 2011 to $2.5 million for 2012 based on his significant leadership role and continued strong performance, and his importance to the long-term future success of our company. The committee also considered the continued low, nominal salary of $26,000 received by Mr. Plank for the past several years and the committee’s belief that his total compensation was well below the level appropriate for his leadership position and performance. The stretch amount under the incentive plan for 2012 for the other named executive officers remained at 75% or 100% (depending on the executive) of annual salary paid during the year, with the exception of the stretch amount for our Chief Financial Officer Mr. Dickerson which increased from 75% to 100% of annual salary paid during the year based on his increased executive leadership role and to align his stretch amount with other senior executives of our company. Mr. Maurath did not participate in the incentive plan for 2012 because he was guaranteed a bonus for 2012.

The maximum annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

2012 Annual Incentive Awards

Below is a summary of the primary performance measures considered in our annual incentive plan for 2012, as compared to our actual results for 2012 and 2011:

2011 Results	2012 Performance Measures	2012 Results	2012 Results vs. 2011 Results
Net Revenues-$1.473 billion	Net Revenues-$1.7 billion	Net Revenues-$1.835 billion	+ 25%

Operating Income-$163 million	Operating Income-$187 million	Operating Income-$209 million	+ 28%

Operating Income Percentage- 11.1%	Operating Income Percentage- Threshold 11.3% Target 11.4% Stretch 11.5%	Operating Income Percentage- 11.4%	+ 30 basis points

Management and the Compensation Committee believed that the minimum net revenue level of $1.7 billion and the minimum operating income level of $187 million necessary for executives to be eligible for an annual incentive award for 2012 were set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue and operating income growth, and that operating income percentage targets for 2012 were set appropriately to incentivize our management to operate the business in a profitable and efficient manner.

Our performance for 2012 was strong across all measures considered under the annual incentive plan:

•	Net revenues were $1.835 billion, an increase of 25% over 2011, and well above the level of $1.7 billion required to be eligible for incentive awards under the plan.

•	Operating income was $209 million, an increase of 28% over 2011, and well above the level of $187 million required to be eligible for incentive awards under the plan.

•	Operating income percentage was 11.4%, a 30 basis point improvement over 2011, and at the level for the target incentive award under the plan.

We achieved the 3.0 forward inventory turn target set under the annual incentive plan based in part on our company’s improved inventory management. As a result, the terms of our annual incentive plan called for no reductions in award amounts based on our inventory turn.

Based on these strong results, our executives were generally eligible for an annual incentive award at the target level. Based on the strong results of our retail and U.S. wholesale apparel businesses under Mr. Stafford, he was eligible for an annual incentive award of 52.5% of annual salary, above the target level of 45% of annual salary.

The annual incentive award for our executives is primarily determined based on the company and business unit financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO Mr. Plank and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2012, the committee did not make any adjustments to the annual incentive awards for the named executive officers based on individual performance, and approved incentive awards generally at target for all named executive officers as discussed above (other than Mr. Maurath).

For the annual incentive amounts paid to the named executive officers, see the “2012 Summary Compensation Table” below.

Bonus Amounts Paid in 2012

In connection with his joining our company, Mr. Maurath negotiated and the Compensation Committee approved a signing bonus of $500,000 and guaranteed bonus amount of $400,000 for 2012. These bonus amounts are included under “Bonus” in the 2012 Summary Compensation Table below. Management and the committee believed the bonus amounts negotiated were appropriate to compensate Mr. Maurath for compensation potential he was giving up at his prior employer when he agreed to join our company and were necessary to attract Mr. Maurath to become our President of International, a critical position for our company.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance Based Equity Awards

In February 2012, management recommended and the Compensation Committee approved a performance based restricted stock unit award to our executive officers and other members of management. Vesting of the award is tied to achievement by the company of a certain combined operating income for 2013 and 2014, with 40% of the award earned if a threshold level is met, 80% of the award earned if a target level is met and 100% of the award earned if the stretch level is met. Upon achievement of the performance target, 50% of the award will vest and the remaining 50% will vest one year later as an incentive for the executive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2012” table below.

The Compensation Committee decided to include Mr. Plank, the company’s founder, principal stockholder and CEO, in the annual equity award beginning with the award for 2011. Mr. Plank had requested not to be included in annual equity awards for prior years because of his significant stock holdings. However, the committee believed that Mr. Plank should be aligned with other executives through the performance targets included in the annual equity award and that it was appropriate, as the leader of our company driving continued strong results for our business, that he should be included in the annual equity award.

Other Equity Awards

In connection with Mr. Maurath joining our company in September 2012, the Compensation Committee approved an equity award to him of 50,000 restricted stock units with a grant date fair value of $3,001,500, with most of the award vesting over a three year period as an incentive for him to remain with Under Armour and to focus on our long-term growth. The amount was determined based primarily on his position and responsibility with our company. Management believes it is important that a new executive officer receive meaningful equity awards when the executive joins the company to align his or her interests with the interests of our stockholders. To align him with other executives, the committee also awarded him the annual 2012 performance based restricted stock unit award described above at a level consistent with other top executives. These equity awards are included in the “Grants of Plan-Based Awards for 2012” table below.

Vesting of 2010 Performance Based Equity Awards

In early 2010, the Compensation Committee approved a performance based stock option award to our management. Vesting of the award was tied to achievement by the company of a certain combined operating income for 2011 and 2012 as follows:

•	one-third of the award would be earned if the threshold level of $240 million was achieved, representing approximately a 15% compound annual growth rate in the three year period 2010-2012;

•	two-thirds of the award would be earned if the target level of $275 million was achieved, representing approximately a 20% compound annual growth rate in the three year period 2010-2012; and

•	all of the award would be earned if the stretch level of $325 million was achieved, representing a nearly 30% compound annual growth rate in the three year period 2010-2012.

The committee believed that the performance targets were set high enough to ensure that the stock options vested only following meaningful operating income growth during the performance period. Based on the company’s strong results during this period, the company had a combined operating income for 2011 and 2012 of $371 million, well above the stretch performance level for the award of $325 million. Following achievement of this performance target, the award vests 50% in February 2013 and 50% in February 2014.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2012 for any executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary;

however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $15,000. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

For Mr. Maurath we are paying him a monthly allowance of $8,333 intended primarily to cover living expenses in Panama, health insurance and a pension fund for Mr. Maurath. To avoid reducing the value of these benefits, we will provide a tax gross-up to cover the income taxes incurred as a result of these benefits.

Other Compensation Practices

Equity Grant Practices

Our practice is to grant stock options with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option. During 2012, equity awards were granted to executive officers either on the date they joined our company or at one of our regularly scheduled Compensation Committee meetings.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2011, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2013.

Other Severance Agreements

We agreed to provide severance to Mr. Maurath equal to his salary for two years (reduced to one year if his employment ends more than two years after his start date) and a pro-rata annual incentive award for the year in which the employment ends in the event his employment ends under certain circumstances. This agreement was negotiated with him in 2012 at the time he joined our company. See “Potential Payments Upon Termination of Employment or Change in Control” below for a description of these severance benefits. Management and the Compensation Committee believed these severance amounts were reasonable and were necessary to attract Mr. Maurath to become our President of International, a critical position for our company.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to the exercise of stock options granted by the Compensation Committee under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Our stockholders approved an amendment to this plan in 2012 to qualify the compensation expense related to the vesting of performance based restricted stock unit awards granted beginning in 2012 as performance-based compensation that will not be subject to these limitations on tax deductibility. Although we are able to record compensation expense for federal income tax purposes for other restricted stock awards in the year when the restricted share award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting. The compensation expense for Mr. Maurath will generally not be subject to these limitations because his compensation is not paid in the U.S.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

Harvey L. Sanders, Chairman

Anthony W. Deering

Brenda Piper

2012 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2012. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2012” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin A. Plank Chairman of the Board, Chief Executive Officer and President	2012 2011 2010	26,000 26,000 26,000	0 0 0	0 0 0	0 0 0	1,500,000 1,100,000 1,289,750	3,623 3,417 3,259	1,529,623 1,129,417 1,319,009

Brad Dickerson Chief Financial Officer	2012 2011 2010	460,000 400,000 350,000	0 0 0	0 0 0	0 0 0	276,000 165,000 229,688	14,555 8,111 5,789	750,555 573,111 585,477

Kip J. Fulks (4) Chief Operating Officer	2012 2011	540,000 525,000	0 0	0 0	0 1,977,000	324,000 288,750	6,048 5,251	870,048 2,796,001

Henry B. Stafford (5) Senior Vice President, Apparel, Outdoor & Accessories	2012 2011 2010	530,000 515,000 276,923	0 0 0	0 0 1,300,800	0 0 1,518,903	278,250 212,438 192,380	11,113 19,446 69,857	819,363 746,884 3,358,863

Karl-Heinz Maurath (6) President, International	2012	116,666	900,000	3,001,500	0	0	29,166	4,047,332

(1)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for stock and option awards granted during each year. The equity grants included in this table are described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2012” or “Outstanding Equity Awards at 2012 Fiscal Year-End” tables below.

Values not included in the table: In 2010, 2011 and 2012, the Compensation Committee approved awards to the executives listed below with vesting tied to company performance. In each case, the performance measurement period was two years and the period did not begin until the year following the year the award was granted. Due to the long-term performance period and the challenging performance targets, achievement of the performance conditions was not deemed probable on the date each of the awards was granted, and accordingly, pursuant to the SEC’s disclosure rules, no value is included in the table for these awards. Below are the fair values of the awards at grant date for the named executive officers that received grants in 2010, 2011 and 2012 assuming achievement of the highest level of performance conditions for these performance awards.

Name	2010 Performance Based Stock Option Award (Based on Operating Income for 2011-2012) ($)	2011 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2012-2013) ($)	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)
Kevin A. Plank	—	1,323,000	2,568,600
Brad Dickerson	687,750	1,057,050	1,284,300
Kip J. Fulks	294,750	1,761,750	1,284,300
Henry B. Stafford	—	602,910	1,027,560
Karl-Heinz Maurath	—	—	1,800,900

We ultimately achieved the highest level of performance conditions for the 2010 awards based on our combined operating income for 2011 and 2012 with 2011 operating income increasing 44.9% over the prior year and 2012 operating income increasing 28.2% over the prior year.

We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Reflects the amounts earned under our annual incentive plan for the applicable year. For discussion of the 2012 plan, see “Compensation Discussion and Analysis” above.
(3)	All Other Compensation for 2012 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin A. Plank	2,843	780	0	0
Brad Dickerson	5,183	5,308	0	4,064
Kip J. Fulks	3,390	0	0	2,658
Henry B. Stafford	4,182	3,652	0	3,279
Karl-Heinz Maurath	0	0	29,166	0

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $15,000 to $15,600 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	For Mr. Maurath, the other compensation includes a monthly allowance of $8,333 in 2012 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him.
(c)	The tax reimbursements are a gross-up amount to cover taxes on disability insurance premiums reflected in the table.
(4)	Since Mr. Fulks first became a named executive officer in 2011, we are only required to provide his 2011 and 2012 compensation.
(5)	Mr. Stafford joined our company in June 2010. His annual salary level for 2010 was $500,000.
(6)	Mr. Maurath joined our company in September 2012. His annual salary level for 2012 was $400,000. Mr. Maurath received a signing bonus of $500,000 and was guaranteed a bonus for 2012 of $400,000. These amounts are shown in the “Bonus” column.

Grants of Plan-Based Awards for 2012

The following table contains information concerning: (1) possible payments to the named executive officers under our 2012 annual incentive plan approved by the Compensation Committee in early 2012; and (2) equity awards to the named executive officers in 2012 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

Name	Grant Date	Committee Action Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards (5)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank			500,000	1,500,000	2,500,000
	2/16/12					24,000	48,000	60,000		0
Brad Dickerson			92,000	276,000	460,000
	2/16/12					12,000	24,000	30,000		0
Kip J. Fulks			108,000	324,000	540,000
	2/16/12					12,000	24,000	30,000		0
Henry B. Stafford			79,500	238,500	397,500
	2/16/12					9,600	19,200	24,000		0
Karl-Heinz Maurath			—	—	—
	9/15/12	8/1/12				12,000	24,000	30,000		0
	9/15/12	8/1/12							50,000	3,001,500

(1)	The equity awards for Mr. Maurath were approved by the Compensation Committee prior to his employment start date; the grant date for his awards was effective as of his start date. The Committee Action Date is the effective date of the committee action approving his awards.
(2)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2012 pursuant to our annual incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The target incentive award for Mr. Plank was $1,500,000 and the target incentive award for the other named executive officers was 45% or 60% (depending on the executive) of base salary paid during the year. The threshold award was approximately 33% of the target amount, and the maximum award was approximately 167% of the target amount. Mr. Maurath did not participate in our annual incentive plan for 2012 because he was guaranteed a bonus for 2012.
(3)	These performance based restricted stock unit awards vest based on our company achieving a certain combined operating income for 2013 and 2014. There are three performance levels for this award: 40% of the shares are earned if the threshold level is achieved; 80% of the shares are earned if the target level is achieved; and all of the shares are earned if the maximum level is achieved. Upon achievement of the performance target and subject to continued employment, 50% of the award amount earned will vest and the remaining 50% will vest one year later. If the threshold level is not achieved, the award will be forfeited. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock units.
(4)	The award for 50,000 restricted stock units to Mr. Maurath vests as follows: 25% after one year, an additional 45% after two years, an additional 25% after three years and the remaining 5% after four years from August 2012. Restricted stock units vest sooner upon death or disability or upon a change in control of Under Armour. Dividend equivalents are not paid on restricted stock units.
(5)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for the restricted stock unit awards. See footnote (1) to the “2012 Summary Compensation Table” above for further information on the performance based restricted stock units granted in 2012.

Employment Agreement

The company entered into an employment agreement with Karl-Heinz Maurath to serve as President of International. This agreement was effective September 2012 and has no set term. However, the company may terminate the agreement upon two months’ prior notice or immediately for cause as defined in the agreement. Pursuant to the agreement, Mr. Maurath receives a base salary of $400,000 per year, with salary merit increases subject to the discretion of the Compensation Committee, and he is eligible for an annual bonus up to a maximum of 100% of salary pursuant to our annual incentive compensation plan, with the bonus amount for 2012 guaranteed at $400,000. He also receives an annual net living allowance of up to $100,000 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him, and participates in other standard benefit programs offered to executives of the company. The agreement also provided for a $500,000 signing bonus, with the amount refunded on a pro-rata basis (based on the number of days worked in the year) if he leaves the company within the first twelve months.

The agreement also provided for an equity award of 50,000 restricted stock units vesting over a four year period, and an equity award of 30,000 performance based restricted stock units consistent with performance based awards granted to other executives in 2012. These equity awards are further described in the “Grants of Plan-Based Awards for 2012” table above. He will be eligible for an annual long-term incentive award in future years at a level consistent with annual awards for Executive Vice Presidents at the company.

The agreement further provides that he will receive certain severance payments and benefits upon a termination of employment. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. Under the agreement, he is subject to obligations regarding confidentiality of company information, protection of the company’s intellectual property and non-solicitation.

We do not have an employment agreement with any of our other named executive officers.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted shares or restricted share units that were not vested for the named executive officers as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin A. Plank	0	0			0	0	40,000(4)	1,941,200
							60,000(5)	2,911,800

Brad Dickerson	8,000	4,000	21.83	2/20/18	0	0
	55,000		6.86	3/9/19
		84,000	14.21	3/8/20
							30,000(4)	1,455,900
							30,000(5)	1,455,900

Kip J. Fulks	25,000	75,000	37.85	11/20/21	0	0
		36,000	14.21	3/8/20
							50,000(4)	2,426,500
							30,000(5)	1,455,900

Henry B. Stafford	56,500	85,000	16.26	5/31/20
					40,000	1,941,200
							18,000(4)	873,540
							24,000(5)	1,164,720

Karl-Heinz Maurath	0	0
					50,000	2,426,500
							30,000(5)	1,455,900

(1)	Mr. Dickerson’s 4,000 unvested options vest in one remaining installment in February 2013. Mr. Fulks’ 75,000 unvested options vest in three remaining equal annual installments beginning in November 2013. Mr. Stafford’s 85,000 unvested options vest in two remaining equal annual installments beginning in June 2013. For these unvested options, any of the options that vest within twelve months following a change in control of Under Armour, vest upon the change in control. The 84,000 unvested options for Mr. Dickerson and the 36,000 unvested options for Mr. Fulks vest based on our company achieving a certain combined operating income for 2011 and 2012. Our company achieved this target, and as a result, the options vest 50% in February 2013 and 50% in February 2014. These options vest sooner upon a change in control. All options vest sooner upon death or disability.
(2)	Mr. Stafford’s restricted share units vest in two remaining equal annual installments beginning in May 2013. See footnote (4) to the “Grants of Plan-Based Awards for 2012” table above for the vesting terms of Mr. Maurath’s restricted share units.
(3)	Based on $48.53 per share (the closing price of our Class A Stock on December 31, 2012).
(4)	These performance based restricted stock unit awards granted in 2011 vest based on our company achieving a certain combined operating income for 2012 and 2013. There are three performance levels for this award. One-third of the shares are earned if the threshold level is achieved, two-thirds of the shares are earned if the target level is achieved and all of the shares are earned if the maximum level is achieved. Upon achievement of the performance target and subject to continued employment, 50% of the award amount earned will vest and the remaining 50% will vest one year later. If the threshold level is not achieved, the award will be forfeited. All of these shares vest sooner upon death, disability or a change in control of Under Armour. The number of restricted stock units shown is the maximum number of shares that could vest under the award.
(5)	See footnote (3) to the “Grants of Plan-Based Awards for 2012” table above for the performance based vesting terms of these restricted stock units granted in 2012. The number of restricted stock units shown is the maximum number of shares that could vest under the award.

Option Exercises and Stock Vested in 2012

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	0	0
Brad Dickerson	36,000	1,388,390	0	0
Kip J. Fulks	0	0	0	0
Henry B. Stafford	28,500	1,084,744	20,000	946,000
Karl-Heinz Maurath	0	0	0	0

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2012

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2012.

Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012 ($)
Kevin A. Plank	0	0	141,633	0	1,144,954
Brad Dickerson	0	0	13,354	0	98,488
Kip J. Fulks	0	0	38,329	0	258,065
Henry B. Stafford	0	0	0	0	0
Karl-Heinz Maurath	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2012 incentive award that might be payable in early 2013, employees must have made an election by June 30, 2012. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2012. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2012” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			4,853,000	4,853,000
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control				0
• Termination of employment for any other reason in connection with a Change in Control				0
• Disability			4,853,000	4,853,000
• Death			4,853,000	4,853,000

Brad Dickerson
• Change in Control			5,901,920	5,901,920
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,380,000	14,882		1,394,882
• Termination of employment for any other reason in connection with a Change in Control	460,000			460,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	276,000			276,000
• Disability			5,901,920	5,901,920
• Death			5,901,920	5,901,920

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)

Kip J. Fulks
• Change in Control			5,385,225	5,385,225
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,620,000	14,882		1,634,882
• Termination of employment for any other reason in connection with a Change in Control	540,000			540,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	324,000			324,000
• Disability			5,919,475	5,919,475
• Death			5,919,475	5,919,475

Henry B. Stafford
• Change in Control			5,350,935	5,350,935
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,325,000	14,554		1,339,554
• Termination of employment for any other reason in connection with a Change in Control	397,500			397,500
• Termination of employment without Cause	397,500		970,600	1,368,100
• Termination of employment for any reason with Under Armour enforcing a non-compete	318,000			318,000
• Disability			6,722,410	6,722,410
• Death			6,722,410	6,722,410
Karl-Heinz Maurath
• Change in Control			3,882,400	3,882,400
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,200,000	14,882		1,214,882
• Termination of employment for any other reason in connection with a Change in Control	400,000			400,000
• Termination of employment without Cause	1,200,000			1,200,000
• Disability	400,000		3,882,400	4,282,400
• Death			3,882,400	3,882,400

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and other severance agreements we have with executives, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock and restricted stock units and all performance based stock options vest upon a change in control and a portion of all other stock options vest upon a change in control. The amounts reflect the value of restricted stock and restricted stock units on December 31, 2012 and, for stock options that vest, the value of the stock covered by the option on December 31, 2012 less the exercise price. See “Outstanding Equity Awards at 2012 Fiscal Year-End” table for stock options that vest upon a change in control.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause

In the event the company terminates Mr. Stafford’s employment without cause within the first three years of his employment start date of June 2010, he would receive his salary for nine months and any restricted stock that would vest within 12 months will vest upon this termination of employment. This amount would be reduced by the amounts paid for enforcement of a non-compete (see below).

In the event the company terminates Mr. Maurath’s employment without cause within the first two years of his employment he would receive his salary for two years and a pro-rata bonus for the year in which he was terminated (assumed in this case to be the maximum bonus). In the event the company terminates Mr. Maurath’s employment without cause after the first two years of his employment he would receive his salary for one year and a pro-rata bonus for the year in which he was terminated.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period. Mr. Maurath is not subject to this agreement due to limitations under local law.

Disability

All restricted stock, restricted stock units and stock options vests upon the executive’s disability.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received the following monthly supplemental disability insurance payments until age 65: Mr. Plank, $15,600; Mr. Dickerson, $15,443; Mr. Fulks, $15,000; and Mr. Stafford, 15,000. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us. Mr. Maurath is not currently covered by this policy. Under his employment agreement, if he becomes disabled he continues to receive his salary for one year.

Death

All restricted stock, restricted stock units and stock options vest upon the executive’s death.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(Proposal 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

At our 2012 Annual Meeting of Stockholders, 96% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The Compensation Committee believes the results of the 2012 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,418,292	$15.31	11,701,814
Equity compensation plans not approved by security holders	960,000	$18.50	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 2,269,320 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance includes 10,188,478 shares of our Class A Common Stock under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan (“2005 Stock Plan”) and 1,513,337 shares of our Class A Common Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. We have disclosed the material features of the plan in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2012 (our 2012 10-K).

The number of securities issued under equity compensation plans not approved by security holders includes 960,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. We have disclosed the material features of the warrants in Note 12 to the Consolidated Financial Statements included in our 2012 10-K.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2012. The list includes only those employees with annual compensation in 2012 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law: Koby Fulks, Senior Manager of Hunt/Fish Marketing and brother to Kip Fulks, our Chief Operating Officer, $121,413 (includes his 2012 salary and 2012 bonus paid in early 2013); and J. Scott Plank, former Executive Vice President, Business Development, and brother of Kevin Plank, our Chairman of the Board of Directors, Chief Executive Officer and President, and principal stockholder, $147,788 (includes his 2012 salary). The Compensation Committee approved the compensation for J. Scott Plank. He retired from the company in September 2012.

A company owned by Kevin Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. We paid the company $4,500 per hour to lease the aircraft. We reviewed charter rates for this type of aircraft and determined that our hourly rate is at or below market rates. We did not pay for fuel or any other direct operating expenses for our business use of the aircraft. In June 2012, we began leasing a different jet aircraft owned by a company that is owned by Kevin Plank. We pay a fixed monthly lease payment of $60,000 to the company. The lease payment covers the use of the jet by Kevin Plank and other persons for our business purposes. We determined that the lease payment is below the fair market value lease rate for this aircraft based on a third party appraisal. We also pay for the fuel for our business use and a pro-rata share, based on our estimated business use, of the salary of the pilots who operate the aircraft. For 2012, our total lease payments to Kevin Plank’s companies were $820,100. The Audit Committee approved these transactions in accordance with our policy on transactions with related persons. The committee determined these transactions were reasonable and that we would benefit by the use of the aircraft for company business.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

APPROVAL OF OUR EXECUTIVE INCENTIVE COMPENSATION PLAN

(Proposal 3)

Our Executive Incentive Compensation Plan provides performance-based incentives to our executives in a manner that preserves our ability to deduct, for federal tax purposes, incentive compensation paid to the executives. The stockholders originally approved this plan in 2008. Section 162(m) of the Internal Revenue Code of 1986 requires that the plan be approved every five years in order for awards under the plan to continue to qualify as performance-based compensation. Accordingly, we are submitting the plan for stockholders approval at this year’s stockholders meeting.

Our Compensation Committee and Board of Directors have approved certain updates to the plan. The following is a description of the material features of the executive incentive compensation plan. The plan is set forth in its entirety as Appendix A to this Proxy Statement. The following description and summary are qualified in their entirety by reference to Appendix A.

The affirmative vote of a majority of the votes cast at the meeting is required to approve the executive incentive compensation plan.

The Board of Directors recommends that you vote “FOR” approval of the executive incentive compensation plan.

Description of the Plan

Administration. A committee of our Board of Directors comprised solely of “outside directors” (as that term is defined in regulations under Section 162(m) of the Internal Revenue Code) administers the plan. Currently, the plan is administered by our Compensation Committee. The committee has authority to interpret the plan, to make, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the plan.

Eligibility. The Compensation Committee determines the executives that participate in the plan. For 2013, the committee has determined that our executives at the level of Vice President and above, or currently approximately 40 persons, shall participate in the plan.

Awards under the Plan. The Compensation Committee sets one or more performance goals and the award amounts for each performance period. The performance goals measure performance of our company or any subsidiary or business unit of our company within the performance period based on one or more of the following: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity. In determining whether performance goals are attained, the committee has the discretion to exclude the effect of unusual or infrequently occurring items, charges for restructurings, discontinued operations, extraordinary items, the cumulative effect of changes in accounting treatment, and other items, each determined in accordance with GAAP and as identified in the financial statements, notes to the financial statement or management’s discussion and analysis of financial condition and results of operation.

After the end of the performance period, the committee certifies in writing, prior to payment of any award, the attainment of the performance goal for the performance period. Notwithstanding attainment of the performance goal, the committee has the discretion to reduce or eliminate the award amount based upon the performance of our company or the executive or such other factors as the committee determines in its discretion. The committee may not increase the amount of such award or waive the achievement of the performance goal.

Award amounts shall be based on a percentage of the executive’s annual base salary or in an amount as otherwise determined by the committee. The maximum award amount that may be paid to any executive under the plan for any given year during the performance period shall be $5,000,000. We believe this amount is sufficient to cover any significant future award amount that may be paid to an executive. Although we do not currently pay awards at this level, we believe it is prudent to set a reasonably high limitation to preserve the maximum flexibility for our Compensation Committee in determining the appropriate level of awards while preserving our company’s federal tax deduction. Payment under this plan may be made in cash, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the committee.

Amendment and Termination. Our Board may amend, suspend or terminate the plan at any time. Any amendment or other action which requires shareholder approval in order for the plan to continue to comply with Section 162(m) of the Internal Revenue Code shall not be effective unless such action is approved by our stockholders.

Clawback of Awards. The plan provides that the company shall seek to recover any award paid under the plan as a result of certain improper conduct as required by the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws or rules.

Certain Tax Considerations for the Plan

Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our chief executive officer and to our three other most highly compensated executive officers (other than the Chief Financial Officer) as disclosed in our Proxy Statement may be limited to the extent that it exceeds $1,000,000 in any one year. We can only deduct compensation in excess of that amount if it qualifies as performance-based compensation under Section 162(m). Performance-based compensation includes compensation payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by our stockholders. Our Compensation Committee and Board intend that incentive awards paid by us pursuant to this plan will qualify as performance-based compensation and thus will be fully deductible for federal income tax purposes if the plan is approved by our stockholders. Section 162(m) of the Internal Revenue Code requires that the plan be approved by our stockholders every five years in order for awards under the plan to continue to qualify as performance-based compensation.

Plan Benefits

Our Compensation Committee has established a net revenues target for 2013 as the performance objective for our company that must be achieved for payment of an incentive award for 2013 under this plan. The 2013 award amount has been set at $2,500,000 for our Chief Executive Officer, at 100% of 2013 annual base salary for some of our senior level executives and 75% of 2013 annual base salary for all other executives participating in the plan. The committee may exercise its discretion to reduce or eliminate the award amount based on our company’s profitability for 2013 as measured by our company’s 2013 income from operations, inventory levels for 2013 or other factors determined by the committee.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2013. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2012 and 2011 for services rendered to Under Armour were as follows:

	2012	2011
Audit Fees	$1,209,838	$1,334,183
Audit-Related Fees	—	—
Tax Fees	90,704	121,019
All Other Fees	4,500	4,500

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. We had no such fees for 2012 or 2011.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2012, tax fees primarily included assistance with a tax credit review and consulting on customs valuations. For 2011, tax fees primarily included assistance with a tax credit review.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2012 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2012 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 4)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2013. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2012 and 2011, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2012.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2014 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 15, 2013.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2014 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2014 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 22, 2013 and no later than December 21, 2013. However, if we delay or advance mailing notice of the 2014 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2013 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2014 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2014 Annual Meeting, if that date is later).

Appendix A

UNDER ARMOUR, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE: The purpose of the Under Armour, Inc. Executive Incentive Compensation Plan (the “Plan”) is to advance the interests of Under Armour, Inc. (the “Company”) and its shareholders by further linking executive compensation to Company performance through this performance-based incentive compensation program.

SECTION 2. EFFECTIVE DATE: The effective date of the Plan is January 1, 2013. The Plan shall be subject to the approval of the shareholders of the Company at the first Annual Meeting to be held after the effective date. The Plan shall remain in effect until terminated pursuant to the terms of this Plan.

SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a)	“Award” shall mean, for any Performance Period, an award entitling a Participant to receive incentive compensation based on a percentage of the Participant’s annual base salary or in an amount as otherwise determined by the Committee, and subject to the terms and conditions of the Plan.

(b)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

(c)	“Business Criteria” means one or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), which shall be used exclusively by the Committee in establishing Performance Goals for Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(e)	“Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(f)	“Company” shall mean Under Armour, Inc., a Maryland corporation, including its subsidiaries and affiliates and any successors to all or substantially all of the Company’s assets or business.

(g)	“Participant” shall mean the executives of the Company selected by the Committee to participate in the Plan from time to time pursuant to Section 5.

(h)	“Performance Goal” shall mean one or more Business Criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Plan. Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that an Award shall be granted, exercised and/or settled upon the achievement of any one or more Performance Goals. Performance Goals may differ for Awards granted to any one Participant or to different Participants.

(i)	“Performance Period” means for each Award the period of service identified by the Committee within which the Performance Goals for such Award must be satisfied.

(j)	“Plan Year” shall mean a period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

SECTION 4. ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

SECTION 5. ELIGIBILITY: The Committee shall determine the executives of the Company who will be Participants in the Plan from time to time.

SECTION 6. AWARDS

(a)	The Committee may make Awards to Participants with respect to a Performance Period, subject to the terms and conditions set forth in the Plan.

(b)	Performance Goals shall be established in writing by the Committee not later than 90 days after the beginning of the Performance Period applicable to an Award, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals and provided that the Performance Goals are established at or before 25 percent of the applicable Performance Period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. At the same time as the Committee establishes the Performance Goals, the Committee may provide, in writing, that the determination as to whether the Performance Goals are attained will be made by excluding the effect of unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items, the cumulative effect of changes in accounting treatment, and other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or management’s discussion and analysis of financial condition and results of operations.

(c)	The maximum Award amount payable to any Participant under this Plan for any Plan Year during a Performance Period shall be $5,000,000. If the Performance Period spans multiple Plan Years, the maximum Award will be a multiple of $5,000,000 where the multiple is equal to the number of full Plan Years in the Performance Period.

(d)	After the end of the Performance Period, the Committee shall certify, in writing, prior to payment of any Award, the attainment of the Performance Goal for the Performance Period. Notwithstanding attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the Participant or such other factors as the Committee determines in its discretion. The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

(e)

Payment under this Plan shall be made within two and one-half (2 1/2) months following the end of the applicable Performance Period, except as otherwise established by the Committee in writing at the time of the grant. Payment under this Plan may be made in (i) cash, (ii) stock, restricted stock, other stock-based or stock denominated units issued under the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended from time to time, or any successor long-term incentive plan, (iii) any other form of consideration or (iv) any combination of (i)-(iii), as determined by the Committee. If an Award is settled in stock, restricted stock, other stock-based or stock denominated units pursuant to this Section 6(e), the value of such stock or units at the time of settlement shall not when combined with any cash paid to settle such Award exceed the annual maximum described in Section 6(c).

SECTION 7. NO RIGHT TO AWARDS: No employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 8. NO RIGHT TO EMPLOYMENT: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company. The Company may at any time terminate an employee’s employment free from any liability or any claim under the Plan, unless otherwise provided in the Plan.

SECTION 9. SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 10. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant. To the extent a Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 11. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan.

SECTION 12. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 13. TERMINATION AND AMENDMENT: The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such action is approved by the shareholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the Participant to whom a payment under an Award has been determined for a completed Performance Period but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 14. INTERPRETATION: It is the intent of the Company that Awards made shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or an Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

SECTION 15. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its principles of conflict of laws.

SECTION 16. REPAYMENT OF AWARDS AS A RESULT OF CERTAIN IMPROPER CONDUCT: The Company shall seek to recover any Award paid to any Participant as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. UNDER ARMOUR, INC. ATTN: Corporate Secretary 1020 HULL STREET, BALTIMORE, MD 21230 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: Election of Directors Nominees Kevin A. Plank William R. McDermott Byron K. Adams, Jr. Eric T. Olson Douglas E. Coltharp Brenda Piper Anthony W. Deering Harvey L. Sanders A.B. Krongard Thomas J. Sippel The Board of Directors recommends you vote FOR proposals 2, 3 and 4: To approve, by non-binding vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables. To approve our Executive Incentive Compensation Plan. Ratification of Appointment of Independent Registered Public Accounting Firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000165563_1 R1.0.0.51160 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . UNDER ARMOUR, INC. Annual Meeting of Stockholders April 30, 2013 10:00 AM This proxy is solicited by the Board of Directors CLASS A COMMON STOCK The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on April 30, 2013 and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2, 3 and 4. Continued and to be signed on reverse side 0000165563_2 R1.0.0.51160

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. UNDER ARMOUR, INC. ATTN: Corporate Secretary 1020 HULL STREET, BALTIMORE, MD 21230 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: Election of Directors Nominees Kevin A. Plank William R. McDermott Byron K. Adams, Jr. Eric T. Olson Douglas E. Coltharp Brenda Piper Anthony W. Deering Harvey L. Sanders A.B. Krongard Thomas J. Sippel The Board of Directors recommends you vote FOR proposals 2, 3 and 4: To approve, by non-binding vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables. To approve our Executive Incentive Compensation Plan. Ratification of Appointment of Independent Registered Public Accounting Firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000165561_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . UNDER ARMOUR, INC. Annual Meeting of Stockholders April 30, 2013 10:00 AM This proxy is solicited by the Board of Directors CLASS B COMMON STOCK The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on April 30, 2013 and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2, 3 and 4. Continued and to be signed on reverse side 0000165561_2 R1.0.0.51160